EXHIBIT 99.1

1606 Corp. Target for Strategic Investment Adnexus Biotechnologies Merges with Sanctum Therapeutics to Obtain Breakthrough HIV and SARS-CoV-2 treatments

SEATTLE, WA / ACCESSWIRE / November 12, 2024 / 1606 Corp. (OTC PINK: CBDW) (the “Company” or “1606”), a leader in AI technology, acquisition target Adnexus Biotechnologies Inc. is delighted to reveal the completion of a merger agreement to acquire Sanctum Therapeutics core technology assets for treating HIV and SARS-CoV-2. This merger will combine the two biotechnology companies’ significant resources and expertise. The combination of resources and expertise significantly enhance the research capabilities of Adnexus’s HIV and SARS-CoV-2 research.

Adnexus Biotechnologies Inc. is poised to revolutionize its HIV and infectious disease portfolio with the acquisition of Sanctum Therapeutics’ leading-edge assets. This strategic merger combines Adnexus’s state-of-the-art AI-driven drug discovery platform with Sanctum’s innovative long-acting HIV capsid inhibitor and Adnexus’s short-acting anti-HIV monoclonal antibodies. Together, these therapies offer a potent, dual-action approach that enhances treatment efficacy, reduces the risk of viral resistance, and provides a promising new option for HIV patients.

The acquisition further strengthens Adnexus’s position in the rapidly growing market for HIV treatments, while also expanding its pipeline of drug candidates targeting antimicrobial-resistant infections and other infectious diseases. With Sanctum’s advanced inhibitors and expertise in navigating the FDA regulatory landscape, Adnexus is uniquely positioned to accelerate the development of high-impact therapies.

Austen Lambrecht, CEO of 1606 Corp., commented, “The merger between Adnexus Biotechnologies and Sanctum Therapeutics marks a pivotal moment in the fight against HIV and other infectious diseases. By combining Adnexus’s cutting-edge AI-driven drug discovery platform with Sanctum’s breakthrough therapies, they are not only advancing the development of life-saving treatments but also driving forward our mission to leverage technological innovation for the betterment of global healthcare. Lambrecht continued, “This strategic partnership underscores our commitment to supporting transformative biotech advancements, and we are excited to play a role in helping bring these therapies to market for those who need them most.”

This synergistic combination of resources, along with Adnexus’s cutting-edge Sutra AI Drug Discovery Platform, creates a powerful foundation for continued innovation and growth, ultimately delivering significant value for patients and shareholders alike.

Adnexus has recently executed a Letter of Intent with the Company for a strategic investment by the Compnay for 5% of Adnexus. The LOI terminates on November 27, 2024 and has an option to extend.

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About Adnexus Biotechnologies Inc.

Adnexus is a leading innovator in biotechnology, specializing in AI-driven solutions for early drug discovery, infectious disease and neurodegenerative disease research. Its proprietary methods focus on developing therapeutic solutions by leveraging human immune-B cells, offering a cutting-edge approach to creating highly effective treatments. For more information, please visit https://www.adnexusbiotech.com.

About 1606 Corp.

1606 Corp. stands at the forefront of technological innovation, particularly in AI Chatbots. Our mission is to revolutionize customer service, addressing the most significant challenges faced by consumers in the digital marketplace. We are dedicated to transforming the IR industry through cutting-edge AI centric solutions, ensuring a seamless and efficient customer experience.

As a visionary enterprise, 1606 Corp. equips businesses with the advanced tools they need to excel in the competitive digital landscape. Our commitment to innovation and quality positions us as a leader in the field, driving the industry forward and setting new benchmarks for success and customer satisfaction.

For more information, please visit cbdw.ai

Industry Information

The global AI market, valued at $428 billion in 2022, is anticipated to reach $2.25 trillion by 2030, with a compound annual growth rate (CAGR) ranging from 33.2% to 38.1%. The sector is expected to employ 97 million individuals by 2025, reflecting its expansive and significant impact. This potential growth presents a compelling opportunity for investors and industry professionals interested in the AI sector.

Forward-Looking Statements

This press release includes forward-looking statements under federal securities laws, including projections and expectations regarding business developments, operations, and market conditions. These statements are identified by terms such as “should,” “may,” “intends,” “anticipates,” and others. While based on reasonable assumptions, results may differ due to various risks and uncertainties. Please review cautionary statements and disclosures in our filings with the SEC. The Company does not undertake any obligation to update forward-looking statements except as required by law.

For inquiries, please contact our CEO, Austen Lambrecht, at austen@1606corp.com.

Contact Information

Austen Lambrecht

CEO

austen@1606corp.com

SOURCE: 1606 Corp.

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